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                                                                 EXHIBIT (f)(2)

                                     FORM OF
                          RETIREMENT PLAN FOR EACH FUND


                  Van Kampen (Fund Name) , a registered investment company having its principal offices at 1 Parkview Plaza, P.O. Box 5555,Oakbrook Terrace, Illinois 60181-5555 (the "Fund"), has adopted this Retirement Plan, effective (date shown on Annex A) (the "Plan"), for its Eligible Trustees (as defined herein) in order to recognize and reward the valued services provided by such trustees or directors, as the case may be, to the Fund.

1.   DEFINITION OF TERMS AND CONSTRUCTION

                 1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

                           (a) "Beneficiary" shall mean such person or persons
designated pursuant to Section 6.4 hereof to receive benefits after the death of the Eligible Trustee.
                           (b) "Board of Trustees" shall mean the Board of
Trustees or the Board of Directors, as the case may be, of the Fund.

                           (c) "Capped Retirement Benefit" shall have the
meaning described in Section 3.4.

                           (d) "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time, or any successor statute.

                           (e) "Compensation" shall mean an amount equal to
$2,500.
                           (f) "Disability" shall have the meaning described in
Section 5.1.
                           (g) "Early Retirement Benefit" shall have the meaning
described in Section 3.3.

                           (h) "Effective Date" shall mean.

                           (i) "Effective Date Trustee" means a person who is a
trustee or director, as the case may be, of the Fund on the Effective Date.


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                           (j) "Eligible Retirement Age" shall have the meaning
described in Section 4.1.

                           (k) "Eligible Trustee" shall mean a person who: (i)
is or becomes a trustee or director, as the case may be, of the Fund on or after the Effective Date, and (ii) is, prior to the time of such trustee's or director's, as the case may be, termination of service, receiving trustee's or director's fees from the Fund.

                           (l) "Fund Complex" shall mean the funds listed on
Schedule A attached hereto as may be amended from time to time.

                           (m) "Mandatory Retirement Age" shall have the meaning
described in Section 4.1.

                           (n) "Normal Distribution" shall have the meaning
described in Section 6.1.

                           (o) "Normal Retirement Benefit" shall have the
meaning described in Section 3.2.

                           (p) "Plan Committee" shall have the meaning described
in Section 8.2.

                           (q) "Retirement Benefit" shall mean the applicable
normal Retirement Benefit, Early Retirement Benefit or Capped Retirement Benefit due to such trustee or director, as the case may be.

                           (r) "Retirement Benefit Cap" shall mean the amount
listed on Schedule A attached hereto as may be amended from time to time.

                           (s) "Service Requirement" shall have the meaning
described in Section 2.1.

                           (t) "Years of Service" shall be counted using January
1st of the year such trustee or director, as the case may be, begins service as a trustee or director of the Fund and include all completed calendar years of service prior to such trustee's or director's, as the case may be, termination of service, including such service performed prior to the adoption of the plan.



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                  1.2   Plurals and Gender. Where appearing in this Plan the
singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning. References herein to "trustees" shall include trustees of a fund organized as a trust or directors of a fund organized as a corporation, as the case may be.

                  1.3 Headings. The headings and subheadings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.       SERVICE REQUIREMENT

                  2.1 Service Requirement. Each Eligible Trustee that has completed five (5) Years of Service as a trustee for the Fund shall be entitled to receive retirement benefits from the Fund. An Eligible Trustee is not entitled to benefits pursuant to the Plan merely because such trustee is an Eligible Trustee; a trustee must meet the Years of Service requirement.

3.       RETIREMENT BENEFIT

                  3.1 In General. The retirement benefit amount for an Eligible Trustee meeting the Service Requirement is determined at the time of such trustee's termination of service as a trustee. Subject to Sections 3.4 and 5.1, an Eligible Trustee terminating service as a trustee to the Fund prior to attaining the Eligible Retirement Age is eligible for the Early Retirement Benefit as described in Section 3.3. Subject to Section 3.4, an Eligible Trustee terminating service as a trustee to the fund after attaining the Eligible Retirement Age is eligible for the Normal Retirement Benefit as described in
Section 3.2. An Eligible Trustee terminating service as a trustee to the Fund after the Mandatory Retirement Age forfeits and is not entitled to any retirement benefit under the Plan.

                  3.2 Normal Retirement Benefit. The Normal Retirement Benefit shall be 50% of the Compensation and such benefit shall increase by 10% for each Year of Service by such trustee in excess of five (5) Years of Service up to a maximum amount of 100% of the Compensation for any trustee who has completed ten
(10) or more Years of Service.





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              Years of Service                      Percentage Of Compensation
--------------------------------------     -------------------------------------
                Less than 5                                   0%
--------------------------------------     -------------------------------------
                    5                                        50%
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                    6                                        60%
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                    7                                        70%
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                    8                                        80%
--------------------------------------     -------------------------------------
                    9                                        90%
--------------------------------------     -------------------------------------
                10 or more                                  100%
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                  3.3  Early Retirement Benefit.  The Early Retirement Benefit
shall be the Normal Retirement Benefit for such trustee based upon such trustee's Years of Service at the time of such trustee's termination of service reduced by 3% for each year prior to the Eligible Retirement Age.

                  3.4 Retirement Benefit Cap. A trustee shall not receive aggregate retirement benefits per calendar year from the Fund Complex in excess of the Retirement Benefit Cap in effect at the time of such trustee's termination of service. When a trustee would otherwise be entitled to aggregate retirement benefits from the Fund Complex in excess of the Retirement Benefit Cap but for this provision, the Fund shall only pay a Capped Retirement Benefit to such trustee based on its pro rata portion of the retirement benefit the Fund would have paid relative to the aggregate retirement benefits from the Fund Complex absent such Retirement Benefit Cap.

4.       RETIREMENT AGE

                  4.1 Retirement Age. The Eligible Retirement Age shall be upon attaining the age of 60. A trustee may elect to continue to serve as a trustee beyond the Eligible Retirement Age to a Mandatory Retirement Age of December 31st in the year such trustee reaches the age of 72; provided, however, that the Mandatory Retirement Age shall be the later of the Mandatory Retirement Age as set forth herein or as set forth in the by-laws of the Fund as may be amended from time to time.




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5.       DISABILITY

                 5.1 Disability. Disability shall have the meaning as set forth in the Code under Section 22(e)(3). An Eligible Trustee who becomes disabled, as defined herein, prior to reaching the Eligible Retirement Age is not subject to the Early Retirement Benefit provision in section 3.3 but is instead eligible to receive the lesser of the Normal Retirement Benefit or Capped Retirement Benefit calculated as described in Section 3 using the Disability date as the date of such trustee's termination of service.

6.       PAYMENT OF RETIREMENT BENEFITS

                 6.1 Retirement or Disability Terminating Trustee's Service. Subject to Sections 6.2 and 6.3, an Eligible Trustee shall receive the amount of the applicable Retirement Benefit calculated pursuant to Section 3 for each of the ten (10) years commencing in the fiscal year of such trustee's termination of service (the "Normal Distribution"). Payment of benefits to an Eligible Trustee shall commence, and be paid annually thereafter, at the end of the Fund's fiscal year. In the event of such Eligible Trustee's death prior to complete distribution under the Plan, such trustee's Beneficiary shall receive the remaining retirement benefits based upon the Normal Distribution. In the event the Eligible Trustee survives the Beneficiary or no Beneficiary has been named, the Fund shall pay a lump sum amount equal to the actuarial present value of the remaining retirement benefits to the Eligible Trustee's estate.

                 6.2 Death Terminating Trustee's Service. Subject to Section 6.3, in the event an Eligible Trustee's death causes the termination of service, the Eligible Trustee's Beneficiary shall receive the amount of the applicable Retirement Benefit calculated pursuant to Section 3 for each of the ten (10) years commencing in the fiscal year of such trustee's death. Payment of benefits to such Beneficiary shall commence, and be paid annually thereafter, at the end of the Fund's fiscal year. In the event the Eligible Trustee survived the Beneficiary or no Beneficiary was named, the Fund shall pay a lump sum amount equal to the actuarial present value of the applicable retirement benefits to the Eligible Trustee's estate.

                 6.3 Liquidation, Dissolution, Winding Up or Distribution of Substantially All of the Assets of the Fund. Notwithstanding Sections 6.1 or 6.2, in the event of a liquidation, dissolution or winding up of the Fund or distribution of all or substantially all of the Fund's assets and property, the Fund shall pay to each Eligible Trustee serving as a trustee of the Fund on the effective date of such liquidation, dissolution, winding up or distribution a lump sum amount equal to the actuarial present value of the applicable Normal Retirement Benefit or Early Retirement Benefit calculated pursuant to Section 3 using the effective date of such liquidation, dissolution, winding up or distribution as the date of such trustee's termi-



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nation of services. In the event an Eligible Trustee terminates services prior to such liquidation, dissolution, winding up or distribution and such trustee (or such trustee's Beneficiary) is then receiving payment of benefits pursuant to either Section 6.1 or 6.2 at the time of such liquidation, dissolution, winding up or distribution, the Fund shall pay to such trustee (or Beneficiary) on the effective date of such liquidation, dissolution, winding up or distribution a lump sum amount equal to the actuarial present value of the remaining retirement benefits due to such trustee (or Beneficiary).

                  6.4 Designation of Beneficiary. The Eligible Trustee's Beneficiary shall be the person or persons so designated by such trustee in a written instrument submitted to the President of the Fund. In the event the Eligible Trustee fails to properly designate a Beneficiary, the Fund shall pay a lump sum amount equal to the actuarial present value of the applicable retirement benefits to the Eligible Trustee's estate.

                  6.5 Payments Due Missing Persons. The Fund shall make a reasonable effort to locate all persons entitled to benefits under this Plan. However, notwithstanding any provisions of this Plan to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under this Plan shall stand suspended. Before this provision becomes operative, the Fund shall send a certified letter to all such persons to their last known address advising them that their benefits under this Plan shall be suspended. Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

                  6.6 Actuarial Present Value Calculations. For purposes of this Plan, the "actuarial present value" of any benefits shall be computed using interest factors and other reasonable assumptions chosen by the Plan Committee. The Plan Committee shall have sole and uncontrolled discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding on the Eligible Trustee, any Beneficiary or other person.

7.       AMENDMENTS AND TERMINATION

                  7.1 Amendments. The Fund anticipates the Plan to be permanent but the Fund reserves the right to amend any or all of the provisions of this Plan by action of its Board of Trustees or Board of Directors, as the case may be, when, in the sole opinion of the Board of Trustees or Board of Directors, as the case may be, such amendment is advisable, including for the purposes of complying with any provision of the Code or any other technical or legal requirements.




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                  7.2  Termination. The Fund may by action of its Board of
Trustees or Board of Directors, as the case may be, terminate this Plan at any time.

8.       MISCELLANEOUS.

                  8.1 Forfeiture of Benefits. Notwithstanding any other provision of the Plan, future payment of any retirement benefit hereunder to an Eligible Trustee, Beneficiary or other person will, at the discretion of the Plan Committee, be discontinued and forfeited, and the Fund will have no further obligation hereunder to such Eligible Trustee, Beneficiary or other person, if any of the following circumstances occur:

                         (a) The Eligible Trustee is discharged from the Fund's
Board of Trustees or Board of Directors, as the case may be, for cause;

                         (b) The Eligible Trustee engages in competition with
the Fund or other acts considered detrimental or not in the best interests of the Fund or its shareholders following such trustee's termination of service; or

                         (c) The Eligible Trustee performs an act or acts of
wilful malfeasance or reckless disregard of duties in connection with the service as a trustee for the Fund.

The Plan Committee shall have the sole and uncontrolled discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding on the Eligible Trustee, any Beneficiary or other person.

                  8.2 Administration. The Plan shall be administered by a Plan Committee which shall be composed of three non-affiliated trustees and the principal financial or accounting officer as designated by the Board of Trustees or Board of Directors, as the case may be, of the Fund.

                  8.3 Agents. The Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. The Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

                  8.4 Funding and Rights of Creditors. The obligations of the Fund under this Agreement are unfunded. Neither the Eligible Trustees, the Beneficiaries nor any other persons shall have any interest in any specific asset or assets of the Fund for the benefits hereunder, nor any rights to receive distribution of the benefits except and as to the extent expressly provided hereunder. The rights of the Eligible Trustees, the Beneficiaries or any other person to the benefits hereunder are unsecured and shall have no priority over the



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other creditors of the Fund. Any obligation of the Fund hereunder shall be an unsecured obligation of the Fund and not of any other person in relation to this Plan.

                  8.5 Liability and Indemnification. Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Fund shall be indemnified and held harmless by the Eligible Trustee against liability or losses occurring by reason of any act or omission of the Fund or any other person.

                  8.6 Incapacity. If the Fund shall receive evidence satisfactory to it that the Eligible Trustee or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Eligible Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Eligible Trustee or Beneficiary shall have been duly appointed, the Fund may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under the Uniform Gifts to Minors Act or corresponding legislation (such custodian shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

                  8.7 Governing Law. This Plan is established under laws of the State of Illinois, and all matters concerning its validity, construction and administration shall be governed by the laws of the State of Illinois.

                  8.8 Nonguarantee of Trusteeship. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of the Eligible Trustee to be, or remain as, a trustee of the Fund or to receive any, or any particular rate of, Compensation.

                  8.9 Spendthrift Provision. The Eligible Trustee's and Beneficiaries' interests in the benefits hereunder may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment, and any attempt to do so by any person shall render the benefits immediately forfeitable.

                  8.10 Disclosure and Notices. The rights and benefits of Eligible Trustees under the Plan shall not be represented or evidenced by any form of certificate or other instrument. Each Eligible Trustee shall receive a copy of the Plan and the Plan Committee will make available for inspection by any Eligible Trustee a copy of the rules and regulations used by the Plan Committee in administering the Plan. For purposes of this Plan, all notices and other communications provided for in this Plan shall be in writing and shall be deemed




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to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Eligible Trustee at the home address set forth in the Fund's records and to the Fund at the address set forth on the first page of this Plan, provided that all notices to the Fund shall be directed to the attention of the President of the Fund or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  8.11 Interpretation of Plan. Interpretations of, and determinations related to, this Plan made by the Plan Committee in good faith, including any determinations of the amounts of the benefits, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to the Eligible Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

                  8.12 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Fund and its successors and assigns and to the Eligible Trustees and such trustees' heirs, executors, administrators and personal representatives.






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